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                                                                   EXHIBIT 10.12





                        EDUCATION MANAGEMENT CORPORATION






                             SENIOR MANAGEMENT TEAM
                           INCENTIVE COMPENSATION PLAN











                                   JULY, 1999
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HIGHLIGHTS OF THE MANAGEMENT INCENTIVE COMPENSATION PLAN




- The plan is designed to reward participants for achievement of desired results.


- The plan will help retain key management by tying results achieved by managers to the incentive compensation received.


-    The plan will be predictable, fair, timely, objective and measurable.


- The plan retains some flexibility to adjust formula bonus amounts to reflect current performance, history, past practice, economic factors and other anomalies.


- It is designed to be as simple as possible and to provide for relative administrative ease.










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OVERVIEW

A plan that provides incentive payments to senior management team participants based on:

- Reward for performance in key result areas: Earnings, Revenues, Key Personal Objectives

- The achievement of at least 97% of a trigger objective composed of our planned placement rate and average starting salary for our graduates.

- Target bonus amounts expressed as a specific dollar amount depending on the position held.

- Bonuses earned based on performance against two financial targets and up to three key personal objectives.

- Weighting of the targets will be assigned to each participant using one of three weight distributions depending on the position held.

- Minimum performance in a category is 75% of target. Performance above or below target will be increased or reduced by 4 percentage points per each 1% difference between plan and actual performance.

-    The maximum is 150% of target performance in each category.




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TRIGGER

- The proposed trigger(s) will be the planned placement rate and the average starting salary of our graduates. School positions will be measured by their school's planned rates. Positions at the Central Staff or those operating units without such measurements will be compared to system-wide targets.

- The minimum performance will be 97% of the consolidated results for the operating unit or the company as a whole, compared to the planned targets.

- If the minimum trigger performance is not met, then bonuses will be determined only by performance against Key Personal Objectives (Discussed below). In other words, bonus potential will be dramatically limited if our trigger measures are not met.

- Focusing on the results of our placement efforts in this important way will help ensure that graduate outcomes are realized.



TARGET BONUS AMOUNTS

The target bonus will be expressed as a specific dollar amount. At the beginning of the plan year each participant will be informed as to what the target bonus amount will be for the year.


COMPONENTS

1.  EARNINGS

     - EARNINGS PER SHARE measure will apply to:
          -  Corporate Officers
          -  Central Staff Officers


     - OPERATING INCOME (Before MICP Expense) measurements will apply to:
          -  Group Vice Presidents
          -  Operating Unit Executives


2.  REVENUE: Applies to All positions


3.  KEY PERSONAL OBJECTIVES (KPO): Up to three weighted objectives.

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-    KPOs will be approved by the EDMC Executive Committee.

- KPOs for school Executive Committee positions will be approved by the Operating Unit President and by the respective Central Staff Department Heads. KPOs for School Presidents will be approved by the School's Board of Trustees where they exist.



WEIGHTING OF COMPONENTS

All positions will have the measured components weighted according to one of the following distributions:

--------------------------------------------------------------------------------
     EARNINGS   REVENUES   KPO   POSITIONS
--------------------------------------------------------------------------------
A    60%        20%        20%   EDMC Corporate Officers (EPS for Earnings)
--------------------------------------------------------------------------------
B    40%        40%        20%   Group Vice Presidents and School Presidents
--------------------------------------------------------------------------------
B    30%        20%        50%   Central Staff Officers (EPS for Earnings) and
                                 Operating Unit Executive Committee Members.
--------------------------------------------------------------------------------


BONUS CALCULATION

- Performance against financial targets (Earnings/EPS and Revenues) will be calculated by the Finance Department.

- Performance against KPOs will be determined by the participant's direct and indirect supervisors, with concurrence by the EDMC Executive Committee.

- Minimum performance in a category is 75% of target. Performance below target will be reduced by 4 percentage points per each 1% miss. Performance above target will be increased by 4 percentage points per each 1% over target. KPOs that do not lend themselves to such a measurement should be assessed more subjectively. In such a case the KPO could be considered achieved (at 100%) or not achieved (at 0%).

- A MANAGEMENT DISCRETION FACTOR may be applied to any calculated bonus amount that may increase or decrease the calculated amount by up to 20%. This factor will be applied only to adjust a bonus to provide for fairness, equity, recent performance changes or environmental factors outside the

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     participant's control. This factor may be applied only by the EDMC
     Executive Committee, or in the case of a school president at Schools where there is a Board of Trustees, by the Board of Trustees.

- The maximum payment is 150% of the target in each category and in the total.

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EXAMPLES:

Dean of Education Jones has a base salary of $60,000 with a target bonus of $15,000.

In Example 1 below, Dean Jones' bonus would be calculated as 110% of his target bonus. Since performance ABOVE plan is increased by 4 percentage points for each 1% above plan, his performance for both Earnings and Revenues would be increased. His bonus would be calculated as $16,500. ($15,000 target x 110%)


Example 1
----------------------------------------------------------------------------
          School's Targets    Actual   % Attainment Weight     Weighted %
----------------------------------------------------------------------------
EARNINGS    1,000,000        1,050,000     105%      30%          36%(1)
----------------------------------------------------------------------------
REVENUES  10,000,000       10,500,000      105%      20%          24%(2)
----------------------------------------------------------------------------
KPO                                        100%      50%          50%
----------------------------------------------------------------------------

----------------------------------------------------------------------------
Total                                                100%         110%
----------------------------------------------------------------------------

If, however, Dean Jones had identical results in the financial arena but only managed to complete 85% of his KPOs, his calculated bonus would be quite different. (See Example 2 below)

Since performance BELOW plan is reduced by 4 percentage points for each 1% miss, his calculated attainment for the KPO area would be significantly lower.
In this example, his bonus would be $12,000. ($15,000 target x .80)

Example 2
----------------------------------------------------------------------------
          School's Targets   Actual    % Attainment Weight     Weighted %
----------------------------------------------------------------------------
EARNINGS     1,000,000      1,050,000      105%       30%        36%
----------------------------------------------------------------------------
REVENUES    10,000,000     10,500,000      105%       20%        24%
----------------------------------------------------------------------------
KPO                                         85%       50%        20%(3)
----------------------------------------------------------------------------

----------------------------------------------------------------------------
Total                                                100%        80%
----------------------------------------------------------------------------
1 ( (+ 5% x 4) + 100%) x 30% = 36%
2 ( (+ 5% x 4) + 100%) x 20% = 24%
3 ( 100% - (15% x 4) )   x 50% = 20%

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PAYMENT OF BONUSES
------------------

Bonuses earned under the plan will be paid to eligible employees in cash promptly after the bonus amounts have been determined. All bonus payments are subject to applicable tax withholdings.

To be eligible to receive a payment under this plan, a participant must be actively employed on the date the payment is made.

The EDMC Executive Committee may grant a payment under this plan to a former or inactive employee for compelling reasons in its sole discretion.


MISCELLANEOUS PROVISIONS
------------------------



CHANGING OR ENDING THE PLAN

It is the intention of the Company that the plan has no expiration date, nor is it intended to be temporary. However, the Company has the right to change the plan in any way and at any time and is not required to give a reason for, or notice of the changes. Any special arrangement made by the Company for an individual will constitute an amendment to this plan applicable only to that individual. The Company has the right to end the plan (in whole or in part) at any time.

GOVERNING LAW

This plan is governed by the internal laws of The Commonwealth of Pennsylvania.

PARTICIPATION IN THE PLAN

Participation in the plan does not constitute a guarantee of employment, nor is continued participation in the plan guaranteed. Participants will be notified of their right to participate in the plan on an annual basis.

NO ASSIGNMENT

No person having a benefit under the plan may assign or transfer that benefit.


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